UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 17, 2022

(Date of earliest event reported)

NovAccess Global Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8834 Mayfield Road, Suite C, Chesterland, Ohio 44026
(Address of principal executive offices) (Zip Code)

(440) 644-1027

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On January 17, 2022, NovAccess Global Inc. (“NovAccess” or the “company”) reached an agreement in principle with our chairman of the board Daniel G. Martin to redeem the 25,000 preferred shares of NovAccess held by TN3, LLC, a company owned by Mr. Martin. Each share of preferred stock is convertible at the option of TN3 into 10,000 shares of our common stock and entitles TN3 to cast 40,000 votes on any action presented to our shareholders.

To redeem the preferred shares, we would issue to TN3 unregistered common shares equal to 10% of the outstanding common stock of NovAccess. Currently, 10% of the company’s outstanding stock equals 1,455,170 shares. Pursuant to their terms, the preferred shares are convertible into 250,000,000 shares of common stock.

In addition to issuing common stock to TN3, we would pay TN3 a total of $250,000 over a period of ten months, with payment accelerated if the company raises significant capital. Currently, we owe TN3 $370,852 under a management services agreement. TN3 would agree to forgo these amounts and the parties would terminate the management agreement.

Upon completion of the redemption, there would be no shares of NovAccess preferred stock outstanding. However, we are in discussions with our chief executive officer Dwain K. Morris-Irvin for Dr. Morris to acquire up to 600 of the preferred shares.

The proposed redemption of the preferred stock is subject to various conditions, including the parties reaching a definitive agreement, and we cannot guaranty when or if the redemption will be completed. If we reach a definitive agreement with Mr. Martin, we will issue more detailed disclosure concerning the agreement and transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NovAccess Global Inc.

Dated: January 18, 2022	/s/ Dwain K. Morris-Irvin
By Dwain K. Morris-Irvin, Chief Executive Officer